Exhibit 99.1

PRESS RELEASE

Teradyne’s President Bradley elected Director, to become CEO on May 27;

Chamillard to remain Chairman

BOSTON (BUSINESSWIRE) — APRIL 2, 2004— Teradyne (NYSE:TER) announced today that its Chairman and Chief Executive Officer, George Chamillard, would transition out of his CEO role over the next few months and continue as the Company’s Chairman.

Teradyne’s Board of Directors has named Michael Bradley to succeed Chamillard as CEO, effective May 27, 2004. Bradley is currently the Company’s President and is a 25-year veteran of Teradyne. The transition of CEO duties is part of a succession process that follows Bradley’s selection as President of the Semiconductor Test Division in 2001, and his appointment as Teradyne’s President one year ago. The Board also elected Bradley as a Director, effective immediately.

“This is an excellent time to transition the role of CEO to Mike,” said Chamillard. “The Company’s momentum is building, our management bench is strong, and our financial condition is solid as we enter a new growth cycle.”

Bradley noted, “It’s an honor to be taking the CEO reins from George, who has led the Company through some of our most challenging years. I look forward to working with him and with our Board of Directors in the years ahead.”

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment and interconnection systems. The Company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2003, Teradyne had sales of $ 1.4 billion, and currently employs about 6100 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the US and other countries.

Safe Harbor Statement

This release contains “forward-looking statements” as defined under Section 21E of the Securities Exchange Act of 1934, which are based on the assumptions and expectations of Teradyne’s management at the time such statements are made. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Teradyne’s actual results to differ materially from those projected in any forward-looking statements. These forward-looking statements include statements regarding management, financial condition, prospects, growth in our business and demand for our products, and the general economic outlook. Among the risk factors that could affect our results are adverse changes in general economic or market conditions, including market demand for electronics, war or the threat of terrorist attacks, reductions or delays in capital investment; technological and market changes, disruptions or delays in Teradyne’s supply chain, the historically cyclical nature of the markets that Teradyne serves, decisions by customers to cancel or defer orders that previously had been accepted, competitive pressures including pricing and gross margin pressures, risks of operating internationally, unexpected changes in legal and regulatory requirements, competitive challenges and other events and factors previously and from time to time disclosed in Teradyne’s filings with the Securities and Exchange Commission.

Contacts

Teradyne, Inc.

Tom Newman, 617-422-2425

V.P., Corporate Investor Relations

tom.newman@teradyne.com